As filed with the Securities and Exchange Commission onSeptember 5, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

COMPREHENSIVE CARE CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	95-2594724 (I.R.S. Employer Identification No.)

200 South Hoover Blvd., Suite 200 Tampa, Florida (Address of Principal Executive Offices)	33609 (Zip Code)

Comprehensive Care Corporation 1995 Incentive Plan, As Amended
Comprehensive Care Corporation 2002 Incentive Compensation Plan
(Full Title of the Plans)

ROBERT J. LANDIS
Chairman of the Board of Directors, Chief Financial Officer and Treasurer
Comprehensive Care Corporation
200 South Hoover Blvd., Suite 200
Tampa, Florida 33609
(Name and Address of Agent For Service)

(813) 288-4808
(Telephone Number, Including Area Code, of Agent For Service)

With copies to:

CHARLES P. AXELROD, ESQ.
Greenberg Traurig, LLP
The MetLife Building
200 Park Avenue
New York, New York 10166
Tel: (212) 801-9200

CALCULATION OF REGISTRATION FEE

		Proposed		Proposed
	Amount	maximum		maximum		Amount of
Title of	to be	offering price		aggregate		registration
securities to be registered	registered(1)	per share		offering price		fee

Common Stock, par value $.01 per share	400 shares (2)	$2.15	(3)	$860	(3)	$0.07
Common Stock, par value $.01 per share	864,725 shares(4)	$0.84	(5)	$726,369	(5)	$58.76
Common Stock, par value $.01 per share	316,500 shares(6)	$2.15	(3)	$680,475	(3)	$55.05
Common Stock, par value $.01 per share	183,500 shares(7)	$1.02	(5)	$187,170	(5)	$15.14
Total						$129.02

(1)	In accordance with General Instruction E to Form S-8, the Company is filing this Registration Statement to register an aggregate of 900,000 shares of the Company’s common stock, par value $.01 per share (the “Common Stock”), representing (i) the number of shares by which the total number of authorized shares of Common Stock available to be issued upon the exercise of options granted or available to be granted under the Company’s 1995 Incentive Plan was increased pursuant to an amendment thereto adopted by the Company’s stockholders at the Company’s 1998 Annual Meeting of Stockholders held on November 17, 1998 (as amended on November 17, 1998, the “1995 Incentive Plan”), and (ii) the number of authorized shares of Common Stock available to be issued upon the exercise of options granted or available to be granted under the Company’s 2002 Incentive

Compensation Plan (the “2002 Incentive Plan”). An aggregate of 700,000 shares of Common Stock, representing (a) 450,000 shares available to be issued upon the exercise of options granted or to be granted under the 1995 Incentive Plan, and (b) 250, 000 shares available to be issued upon the exercise of options granted or to be granted under the Company’s 1995 Amended and Restated Non-Employee Directors Stock Option Plan (the “1995 Non-Employee Directors Plan”) were previously registered under the Company’s Registration Statement on Form S-8 (Registration No. 333-15929) filed with the Commission on November 12, 1996 (the “1996 Form S-8”). A registration fee of $3,074.00 relating to such 700,000 shares was paid with the filing of the 1996 Form S-8. A total of 150,000 shares of Common Stock, representing the number of shares of Common Stock by which the total number of authorized shares of Common Stock available to be issued upon the exercise of options granted or to be granted under the 1995 Incentive Plan was increased pursuant to an amendment thereto adopted by the Company’s stockholders at the Company’s 1997 Annual Meeting of Stockholders held on December 8, 1997, were previously registered under the Company’s Registration Statement on Form S-8 (Registration No. 333-44437) filed with the Commission on January 16, 1998 (the “1998 Form S-8” and, together with the 1996 Form S-8, the “Prior Registration Statements”). A registration fee of $370.00 relating to such 150,000 shares was paid with the filing of the 1998 Form S-8. Pursuant to Rule 416 under the Securities Act, this Registration Statement also covers an indeterminate number of shares of Common Stock which may become issuable as a result of stock splits, stock dividends, or similar transactions.

(2)	Represents the number of shares available to be issued upon the exercise of options available to be granted under the Company’s 1995 Incentive Plan.

(3)	Computed in accordance with Rule 457(c) under the Securities Act solely for the purpose of calculating the total registration fee. Such computation is based on the average of the bid and asked prices (rounded to the nearest cent) of the Common Stock on the OTC Bulletin Board on September 3, 2003.

(4)	Represents the number of shares available to be issued upon the exercise of options heretofore granted under the Company’s 1995 Incentive Plan.

(5)	Computed in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the total registration fee. Such computation is based on the weighted average exercise price (rounded to the nearest cent) at which the shares will be issued.

(6)	Represents the number of shares available to be issued upon the exercise of options available to be granted under the Company’s 2002 Incentive Plan.

(7)	Represents the number of shares available to be issued upon the exercise of options heretofore granted under the Company’s 2002 Incentive Plan.

EXPLANATORY NOTE REGARDING COMPLIANCE
WITH GENERAL INSTRUCTION E OF FORM S-8

     On November 12, 1996, an aggregate of 1,435,000 shares of common stock, par value $.01 per share (the “Common Stock”), of Comprehensive Care Corporation, a Delaware corporation (the “Company”), were registered with the Securities and Exchange Commission (the “SEC”) under the Company’s Registration Statement on Form S-8 (Registration No. 333-15929) (the “1996 Form S-8”). Such shares consisted of:

•	500,000 shares that were authorized for issuance under the Company’s 1988 Incentive Stock Option Plan, as amended November 14, 1994 (the “1988 Incentive Plan”);

•	200,000 shares that were authorized for issuance under the Company’s 1988 Nonstatutory Stock Option Plan, as amended November 14, 1994 (the “1988 Non-Qualified Plan”);

•	450,000 shares authorized for issuance under the Company’s 1995 Incentive Plan;

•	250,000 shares authorized for issuance under the Company’s 1995 Amended and Restated Non-Employee Directors Stock Option Plan (the “1995 Non-Employee Directors Plan”); and

•	an aggregate of 35,000 shares authorized for issuance pursuant to exercise of options granted under miscellaneous written compensation agreements providing for the grant of stock options to employees of the Company outside of the Company’s stock option plans (the “Miscellaneous Compensation Agreements”).

     The 1988 Incentive Plan and the 1988 Non-Qualified Plan have expired in accordance with their respective terms, and all unexercised options granted thereunder have terminated. All options granted under the Miscellaneous Compensation Agreements have heretofore been exercised.

     At the Company’s 1997 Annual Meeting of Stockholders held on December 8, 1997, the Company’s stockholders adopted an amendment to the Company’s 1995 Incentive Plan increasing the number of shares of Common Stock authorized for issuance upon exercise of options granted or to be granted thereunder from 450,000 shares to 600,000 shares. On January 16, 1998, in accordance with General Instruction E to Form S-8, the Company filed a Registration Statement on Form S-8 (Registration No. 333-44437) (the “1998 Form S-8” and, together with the 1996 Form S-8, the “Prior Registration Statements”) covering the additional 150,000 shares of Common Stock subject to the 1995 Incentive Plan, as amended on December 8, 1997. At the Company’s 1998 Annual Meeting of Stockholders held on November 17, 1998, the Company’s stockholders adopted a second amendment to the 1995 Incentive Plan increasing the number of shares of Common Stock authorized for issuance upon exercise of options granted or to be granted thereunder from 600,000 shares to 1,000,000 shares. At the Company’s 2002 Annual Meeting of Stockholders held on November 1, 2002, the Company’s stockholders adopted the Company’s 2002 Incentive Compensation Plan (the “2002 Incentive Plan”), under which a total of 500,000 shares of Common Stock have been authorized for issuance.

     By reason of the foregoing, the status of all of the Company’s stock option plans is as follows: (i) each of the 1988 Incentive Plan and 1988 Non-Qualified Plan have expired in accordance with its terms, no further options are issuable thereunder and all options heretofore granted thereunder have expired and are no longer exercisable; (ii) an aggregate of 250,000 shares are authorized for issuance under the 1995 Non-Employee Directors Plan, all of which shares have been registered under the Prior Registration Statements, and 57,499 of which shares are underlying currently exercisable options heretofore granted under the 1995 Non-Employee Directors Plan; (iii) an aggregate of 1,000,000 shares are authorized for issuance under the Company’s 1995 Incentive Plan, as amended on November 17, 1998 (the “1995 Incentive Plan”), of which 600,000 shares have been registered under the Prior Registration Statements, and 864,725 of which shares are underlying currently exercisable options heretofore granted under the 1995 Incentive Plan; and (iv) an aggregate of 500,000 shares are authorized for issuance under the 2002 Incentive Plan, of which 183,500 shares are underlying currently exercisable options heretofore granted under the 2002 Incentive Plan.

     In accordance with General Instruction E to Form S-8, the Company is filing this Registration Statement on Form S-8 (the “Registration Statement”) with the SEC to register an aggregate of 900,000 shares of Common Stock, representing (i) the additional 400,000 shares of Common Stock authorized to be issued under the 1995 Incentive Plan and (ii) the 500,000 shares of Common Stock authorized to be issued under the 2002 Incentive Plan. In accordance with General Instruction E to Form S-8, the contents of each of the Prior Registration Statements are incorporated herein by reference.

     The documents containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b)(1) of the Securities Act. Such documents are not required to be and are not filed with the SEC either as part of this Registration Statement, or as a prospectus or prospectus supplement pursuant to Rule 424. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents filed with the Securities and Exchange Commission (the “Commission”) by the registrant, the Company Inc., a Delaware corporation, pursuant to the Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this registration statement:

     (1)  The Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2003; and

     (2)  The description of the shares of common stock, par value $.01 per share, contained in the Company’s Registration Statement on Form 8-A filed with the SEC pursuant to Section 12(g) of the Exchange Act on August 25, 1971 (File No. 0-05751), and any amendment or report filed with the SEC for purposes of updating such description.

     All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     The Company’s Bylaws require the Company to indemnify, to the full extent authorized by Section 145 of the Delaware Corporation Law, any person with respect to any civil, criminal, administrative or investigative action or proceeding instituted or threatened by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Company or any predecessor of the Company is or was serving at the request of the Company or a predecessor of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

     Section 145 of the General Corporation Law of the State of Delaware authorizes the indemnification of directors and officers against liability incurred by reason of being a director or officer and against expenses (including attorneys fees) in connection with defending any action seeking to establish such liability, in the case of third-party claims, if the officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and if such officer or director shall not have been adjudged liable for negligence or misconduct, unless a court otherwise determines. Indemnification is also authorized with respect to any criminal action or proceeding where the officer or director had no reasonable cause to believe his conduct was unlawful.

     In accordance with Section 102(a)(7) of the Delaware General Corporation Law, the Company’s Amended Certificate of Incorporation eliminates the personal liability of directors to the Company and to stockholders for monetary damage for violation of a director’s fiduciary duty of care.

     The Company’s Bylaws provide that the Company shall indemnify directors and officers of the Company to the fullest extent permitted by the Delaware General Corporation Law, and further provide for advancement of expenses to directors and officers prior to final disposition of a matter unless a quorum of disinterested directors (or independent legal counsel if such a quorum is unobtainable or such a quorum so directs) determines, based on the facts then available, that (a) such director or officer acted in bad faith or deliberately breached his duty to the Company or its stockholders and (b) as a result of such actions, it is more likely than not that it will be ultimately determined that such director or officer is not entitled to indemnification. The Company’s ByLaws, as amended, provide that such indemnification is not exclusive of indemnification pursuant to indemnification agreements with any of its directors and officers or otherwise.

     The Company has entered into indemnification agreements with present and former directors and present and former executive officers of the Company, each of which provide for the indemnification of such director or officer against any and all expenses, judgments, fines, penalties and amounts paid in settlement, to the fullest extent permitted by law; and

     The Company has established the Comprehensive Care Corporation Directors and Officers Trust, a fund which is used exclusively for the purpose of fulfilling the obligations of the Company to the indemnitees under such indemnification agreements. The Company’s contributions to the trust fund are irrevocable until the trust terminates. The Registrant may augment its contributions to such trust fund from time to time.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

Item 7. Exemption From Registration Claimed.

     Not applicable.

Item 8. Exhibits.

     See “EXHIBIT INDEX” included in this Registration Statement following the signature page, which index is incorporated herein by reference thereto.

Item 9. Undertakings.

     The undersigned registrant hereby undertakes:

•	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

•	To include any prospectus required by Section 10(a) (3) of the Securities Act;

•	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

•	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a) (1) and (a) (2) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

•	That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

•	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

•	That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13 (a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is

•	incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

•	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on this 5th day of September, 2003.

COMPREHENSIVE CARE CORPORATION

By:	/s/ Robert J. Landis

Robert J. Landis Chairman of the Board of Directors, Chief Financial Officer and Treasurer

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert J. Landis, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any other regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Robert J. Landis Robert J. Landis	Chairman of the Board of Directors, Chief Financial Officer and Treasurer (Principal Accounting Officer)	September 5, 2003

/s/ Mary Jane Johnson	President and Chief Executive Officer	September 5, 2003
(Principal Executive Officer)
Mary Jane Johnson

/s/ Howard A. Savin	Director	September 5, 2003

Howard A. Savin

/s/ Eugene L. Froelich	Director	September 5, 2003

Eugene L. Froelich

EXHIBIT INDEX

Exhibit
Number	Description

3.1	Amended and Restated Certificate of Incorporation, as amended (filed as an exhibit to Quarterly Report on Form 10-Q for the quarter ended February 28, 1995, Commission File No. 1-09927, and incorporated herein by reference).
3.2	Restated Bylaws as amended July 20, 2000 (filed as an exhibit to Annual Report on Form 10-K for the fiscal year ended May 31, 2000, Commission File No. 1-09927, and incorporated herein by reference).
4.1	Form of certificate representing shares of common stock.*
5.1	Opinion of Greenberg Traurig, LLP.*
10.1	Form of stock option agreement (filed as an exhibit to Annual Report on Form 10-K for the fiscal year ended May 31, 1998, Commission File No. 1-09927, and incorporated herein by reference).
10.2	Comprehensive Care Corporation 1995 Incentive Plan, as amended on November 17, 1998 (filed as an exhibit to Current Report on Form 8-K, dated November 25, 1998, Commission File No. 1-09927, and incorporated herein by reference).
10.3	Comprehensive Care Corporation 2002 Incentive Compensation Plan (filed as an exhibit to Current Report on Form 8-K, dated September 20, 2002, Commission File No. 1-09927, and incorporated herein by reference).
23.1	Consent of Greenberg Traurig, LLP (contained in Exhibit 5.1).*
23.2	Consent of Eisner LLP.*
24.1	Power of Attorney (contained on the signature page hereof).*

(*) Filed herewith electronically.